Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of February 11, 2010 between Pulte Homes, Inc., a Michigan corporation (the “Company”), and William J. Pulte (the “Consultant”).

WHEREAS, the Consultant currently serves as an employee and director of the Company and desires to cease employment with the Company and resign as a director of the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Company desires to obtain the benefit of the Consultant’s knowledge and experience by retaining the Consultant, and the Consultant desires to be retained by the Company, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1. Termination of Employment; Resignation as a Director. The employment of the Consultant by the Company shall cease, and the Consultant hereby resigns as a director of the Company and from all other positions, if any, with the Company, in each case effective on March 31, 2010 (the “Employment Termination Date”).

2. Payment of Accrued Amounts; Separation Payment; Employee Benefits. The Company shall pay to the Consultant within 30 days following the Employment Termination Date all amounts due to the Consultant for salary accrued for services rendered through the Employment Termination Date. In addition, provided that the Consultant complies with the covenants contained in Section 9 hereof and in consideration for the release of claims contained in Section 12 hereof and provided that the Consultant has not revoked the release, the Company shall pay to the Consultant within 30 days following the Employment Termination Date the lump sum cash amount of $3,265,000. As of the Employment Termination Date, the Consultant shall be entitled to those employee benefits provided by the Company upon termination of employment pursuant to the terms and subject to the conditions of the applicable employee benefit plans and programs of the Company in which the Consultant participates. The Company shall deduct from the amounts payable to the Consultant pursuant to this Section 2 the amount of all required federal and state withholding taxes in accordance with the Consultant’s Form W-4 on file with the Company and all applicable social security taxes.

3. Consulting Period. The Company hereby retains the Consultant as a consultant to the Company, and the Consultant hereby agrees to be retained by the Company, upon the terms and subject to the conditions hereof for the period commencing on April 1, 2010 and ending on March 31, 2012, unless earlier terminated pursuant to Section 7 hereof (the “Consulting Period”).

4. Consulting Services. During the Consulting Period, the Consultant shall make himself available to perform consulting services with respect to the business conducted by the Company. Such consulting services shall be related to such matters as the Chairman and

Chief Executive Officer of the Company may designate from time to time. The Consultant shall comply with reasonable requests for the Consultant’s consulting services and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of such consulting services; provided, however, that the Consultant shall not devote more than 75 hours during any calendar quarter during the Consulting Period to the performance of such consulting services, which the parties acknowledge and agree is less than 20% of the average level of services performed by the Consultant for the Company during the 36-month period prior to April 1, 2010.

5. Independent Contractor Status. The Consultant shall perform the consulting services described in Section 4 hereof as an independent contractor. The Consultant shall not, by virtue of being a consultant hereunder, be eligible to receive any employee benefits for which officers or other employees of the Company are eligible at any time. The Consultant hereby acknowledges his separate responsibility for all federal and state withholding taxes, social security taxes and any other federal, state and local taxes required by applicable law or regulation to be paid with respect to the amounts payable for the consulting services to be performed hereunder.

6. Compensation for Consulting Services. As compensation for the consulting services to be performed by the Consultant hereunder, the Company shall pay the Consultant a consulting fee at the rate of $1,500,000 per annum, payable in equal monthly installments. During the Consulting Period, the Company shall provide the Consultant with an office and administrative assistance and shall reimburse the Consultant, in accordance with Section 8 hereof, for all proper expenses incurred by the Consultant in providing consulting services hereunder.

7. Termination of Consulting Period. This Agreement and the Consulting Period may be terminated at any time by the Consultant on 30 days prior written notice to the Company. This Agreement and the Consulting Period may be terminated at any time by the Company upon written notice to the Consultant in the event that the Consultant shall breach any covenant contained in Section 9 hereof. In the event of termination of this Agreement and the Consulting Period by the Consultant or the Company pursuant to this Section 7, the Company shall pay to the Consultant any accrued and unpaid consulting fee payable to the Consultant pursuant to Section 6 hereof and shall reimburse the Consultant, in accordance with Section 8 hereof, for expenses incurred by the Consultant prior to the date of such termination.

8. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to the Consultant pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment. In the event that the terms of this Agreement would subject the Consultant to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Consultant shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A

Penalties that arise in connection with any amounts payable under this Agreement. It is intended that the Consultant’s “separation from service,” within the meaning of Section 409A of the Code, shall occur on March 31, 2010. Any reimbursement payable to the Consultant pursuant to this Agreement or otherwise shall be conditioned on the submission by the Consultant of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Consultant within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Consultant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

9. Noncompetition; Nonsolicitation.

(a) The Consultant acknowledges that during the period that he was employed by the Company he became familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that his services have been and will be of special, unique and extraordinary value to the Company and its subsidiaries.

(b) The Consultant agrees that during the Consulting Period he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Consultant was involved or had knowledge, being conducted by, or contemplated by, the Company or any of its subsidiaries during the Consulting Period in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

(c) The Consultant further agrees that during the Consulting Period he shall not in any manner, directly or indirectly (i) induce or attempt to induce or solicit any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever or (ii) induce or solicit, or attempt to induce or solicit, any supplier or other individual, corporation or other business organization having a business relationship with the Company or its subsidiaries to cease doing business with the Company or its subsidiaries, or interfere with the relationship between any such supplier or other person and the Company or its subsidiaries.

(d) Nothing in this Section 9 shall prohibit the Consultant from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of securities of a corporation, any securities of which are publicly traded, so long as the Consultant has no active participation in the business of such corporation.

(e) If, at any time of enforcement of this Section 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 9.

10. Confidentiality. The Consultant shall not, at any time during the Consulting Period, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries, including, without limitation, purchasing or other business methodologies, business plans, real estate acquisition plans, customer or marketing information, sales methods, information systems or product development, or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or periodical or in any other media available to the general public, other than as a result of any act or omission of the Consultant, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Consultant gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is necessary to perform properly the Consultant’s duties under this Agreement. Promptly following the termination of the Consulting Period, the Consultant shall surrender to the Company all records, memoranda, notes, plans, reports, other documents and data, whether in tangible or electronic form, which constitute Confidential Information which he may then possess or have under his control, together with all copies thereof.

11. Enforcement. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Section 9 or 10 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Consultant agrees that he will submit himself to the personal jurisdiction of courts located in the State of Michigan in any action by the Company to obtain interim injunctive or other relief.

12. Release of Claims. The Consultant, on behalf of himself and anyone claiming through him, including, but not limited to, his past, present and future spouses, family members, relatives, agents, attorneys, representatives, heirs, executors and administrators, and the predecessors, successors and assigns of each of them, hereby releases and agrees not to sue the Company or any of its divisions, subsidiaries, affiliates, other related entities (whether or not such entities are wholly owned) or any of the past, present or future officers, directors, administrators, trustees, fiduciaries, employees, agents, attorneys or representatives thereof, or the predecessors, successors or assigns of each of them (hereinafter jointly referred to as the “Released Parties”), with respect to any and all known or unknown claims which the Consultant now has, has ever had, or may in the future have, against any of the Released Parties for or related in any way to anything occurring from the beginning of time up to and including the date on which he signs this Agreement, including, without limiting the generality of the foregoing, any and all claims which in any way result from, arise out of, or relate to, the Consultant’s employment by any of the Released Parties or the termination of such employment, including, but not limited to, any and all claims for severance or termination payments under any agreement between the Consultant and any of the Released Parties including, without limitation, any program or arrangement of any of the Released Parties or any claims that could have been asserted by the Consultant or on his behalf against any of the Released Parties in any federal, state or local court, commission, department or agency under any fair employment, contract or tort law, or any other federal, state or local law, regulation or ordinance (as in effect or amended from time to time), including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, or under any compensation, bonus, severance, retirement or other benefit plan; provided, however, that nothing contained in this Section 12 shall apply to, or release the Company from (a) any obligation of the Company contained in this Agreement, (b) any vested or accrued benefit under any plan or program of the Company in which the Consultant participates, (c) any obligation which the Company may have to indemnify the Consultant pursuant to its By-laws or (d) any obligation which the Company may have to provide coverage to the Consultant pursuant to its director and officer insurance policy with respect to actions or omissions of the Consultant during his service as an officer and director of the Company. The Consultant expressly represents and warrants that the Consultant is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein, that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity, and that the Consultant has the full right and power to grant, execute and deliver the release, undertakings and agreements contained herein.

13. Acknowledgment by the Consultant. By executing this Agreement, the Consultant expressly acknowledges that he has read this Agreement carefully, that he fully understands its terms and conditions, that he has been advised to consult with an attorney prior to executing this Agreement, that he has been advised he has 21 days within which to decide whether or not to execute this Agreement and that he intends to be legally bound by it. During a period of seven days following the date of the Consultant’s execution of this Agreement, the Consultant shall have the right to revoke the release contained in Section 12 hereof of claims under the Age Discrimination in Employment Act by serving within such period written notice of revocation. If the Consultant exercises his rights under the preceding sentence, he shall have no right to the amount payable to him pursuant to Section 2 of this Agreement.

14. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section:

If to the Company, to:

Pulte Homes, Inc.

100 Bloomfield Hills Parkway

Bloomfield Hills, Michigan 48304

Attention: Senior Vice President, General Counsel and Secretary

Facsimile Number: 248-433-4595

If to the Consultant, to:

William J. Pulte

At his address or to his facsimile number as it appears in the records of the Company.

15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

17. Successors and Assigns. This Agreement shall be enforceable by the Consultant and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan without regard to principles of conflict of laws.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PULTE HOMES, INC.

By:	/s/ Richard J. Dugas, Jr.
Richard J. Dugas, Jr.
Chairman, President and Chief Executive Officer

/s/ William J. Pulte
William J. Pulte